Kaman Corporation Bloomfield, CT 06002 (860) 243-7100	NEWS

KAMAN REPORTS 2011 FIRST QUARTER RESULTS

First Quarter 2011 Highlights:

•	GAAP earnings of $0.52 per diluted share; adjusted earnings of $0.45 per diluted share
•	Industrial Distribution: Quarterly sales up 33.3%, organic sales per sales day* up 12.3%
•	Aerospace: Quarterly sales up $41.4 million or 42.5%
•	Operating Margins: Industrial Distribution, 4.9%; Aerospace, 15.1%

BLOOMFIELD, Connecticut (May 5, 2011) – Kaman Corp. (NASDAQ GS:KAMN) today reported financial results for the first quarter ended April 1, 2011.

Summary of Financial Results and Segment Information
In thousands except per share amounts
	For the Three Months Ended

	April 1, 2011	April 2, 2010	$ Change
Net sales:
Industrial Distribution	$238,870	$179,259	$59,611
Aerospace	138,953	97,513	41,440
Net sales	$377,823	$276,772	$101,051

Operating income:
Industrial Distribution	$11,731	$4,812	$6,919
Aerospace	20,940	9,633	11,307
Net gain (loss) on sale of assets	(2)	576	(578)
Corporate expense	(9,087)	(10,528)	1,441
Operating income	$23,582	$4,493	$19,089

Diluted earnings per share	$0.52	$0.07	$0.45

Non-GAAP Reconciliation:
Operating income – as reported	$23,582	$4,493	$19,089

Non-recurring benefit associated with the death of a former executive, pre-tax	(2,368)	-	(2,368)

Operating income – adjusted	$21,214	$4,493	$16,721

Diluted earnings per share – as reported	$0.52	$0.07	$0.45

Non-recurring benefit associated with the death of a former executive	(0.07)	-	(0.07)

Diluted earnings per share – adjusted	$0.45	$0.07	$0.38

Additional non-GAAP financial information reconciliations are presented on page 4.

Neal J. Keating, Chairman, President and Chief Executive Officer, stated, “Our first quarter performance marked a strong start to fiscal 2011 as we delivered growth in revenue, operating margins, and earnings in both our Industrial Distribution and Aerospace segments compared to the same period in the prior year.  In Industrial Distribution, we achieved record sales driven by continued strong customer demand in almost all of our end markets.  We were also able to expand our operating margins to nearly 5% demonstrating further progress toward our goal of 7% in 2014.   In Aerospace, our Joint Programmable Fuze (JPF) program provided substantially improved profitability compared to the prior year given the transition to Option 6 deliveries and commercial sales. In addition, sales and operating profit from our bearing product lines were up year over year.  Our Aerospace order activity has been strong with bookings of $43.7 million in JPF Option 8 orders so far this year, extending our backlog on this program into 2013.  Further, our incoming order rates for our bearing product lines increased substantially, helping build our backlog for future quarters and affirming our outlook for the Aerospace business this year.  Overall, we are encouraged by our results in the first quarter and are optimistic about the continued growth potential for both of our businesses.”

“Kaman Reports 2011 First Quarter Results”
May 5, 2011

Segment reports follow:

The Industrial Distribution segment achieved sales growth of 33.3% in the 2011 first quarter, to a record $238.9 million from $179.3 million a year ago.  Acquisitions contributed $37.6 million in sales during the quarter.  On a sales per sales day* basis, organic sales were up 12.3% over last year’s first quarter (see table on page 5 for additional details regarding the Company’s sales per day performance).  Segment operating income for the first quarter of 2011 was $11.7 million, a 143.8% increase from operating income of $4.8 million in the first quarter of 2010.  The operating profit margin for the first quarter of 2011 was 4.9% compared to 4.2% in the fourth quarter of 2010 and 2.7% in the first quarter of 2010.

Industrial Distribution segment sales for the first quarter of 2011 reflect growth from acquisitions made in 2010, and a healthier business environment compared to the same period in 2010.  The improved market conditions were broad-based across geographies, customers and end markets.  Operating margin was higher year-over-year and on a sequential basis in the first quarter due to the contribution from acquisitions, leverage from higher sales volume, and higher levels of vendor rebates.

Aerospace segment sales were $139.0 million in the first quarter of 2011, an increase of 42.5% from sales of $97.5 million in the first quarter of 2010. The sales increase was primarily attributable to higher sales prices and increased volume of JPF fuzes combined with $7.8 million of sales from Global Aerosystems, which was acquired in December 2010.  Sales recognized under the Company’s unmanned K-MAX® program also contributed to the year over year sales increase.  Operating income for the first quarter of 2011 was $20.9 million, compared to $9.6 million in the 2010 first quarter.  The increased operating income in the first quarter was primarily a result of improved profitability on the JPF fuze program, and year over year improvement at our Wichita composites facility.

Other

Consolidated operating income includes a $2.4 million non-recurring benefit resulting from the death of a former executive.  Free cash flow* for the first quarter 2011 was a use of $21.2 million, which includes a net payment to the Commonwealth of Australia of $15.5 million and a pension plan contribution of $9.8 million.

Outlook

The Company’s updated expectations for 2011 include:

•	Aerospace segment sales of $550 million to $565 million
•	Aerospace operating margins of 15.2% to 15.5%
•	Industrial Distribution sales of $930 million to $960 million

“Kaman Reports 2011 First Quarter Results”
May 5, 2011

•	Industrial Distribution segment operating margins of 4.6% to 4.8%
•	Interest expense of approximately $12.5 million
•	Corporate expenses of approximately $43.0 million to $44.0 million for the year

Aerospace expectations exclude the potential sale of SH-2G(I) aircraft.  The outlook for corporate expenses excludes the non-recurring benefit of $2.4 million recognized in the first quarter of 2011 resulting from the death of a former executive.

Chief Financial Officer William C. Denninger commented, "As we look ahead, in Industrial Distribution, given our slightly better than expected revenue and operating margin improvement in the first quarter, we now expect to deliver revenue growth for the full year closer to the high end of our previously stated range.  In addition, we have upwardly revised our expectations for operating margins for 2011 and now expect to be up 100 to 120 basis points compared to the prior year. In Aerospace, we were pleased to see our orders for specialty bearings strengthen as we had anticipated, leaving us confident in our ability to maintain our prior outlook for sales and operating margin growth. While these segment results will be slightly offset by higher pension, interest, and benefit expenses, we still expect to deliver significant growth in revenue and earnings compared to the prior year."

Please see the MD&A section of the Company’s Form 10-Q filed with the Securities and Exchange Commission (SEC) concurrently with the issuance of this release for more information on our first quarter 2011 results and various company programs.

A conference call has been scheduled for tomorrow, May 6, 2011 at 8:30 AM ET.  Listeners may access the call live over the Internet through a link on the home page of the Company’s website at http://www.kaman.com.  In its discussion, management may include certain non-GAAP measures related to Company performance.  If so, a reconciliation of that information to GAAP, if not provided in this release, will be provided in the exhibits to the conference call and will be available through the Internet link provided above.

Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut conducts business in the aerospace and industrial distribution markets.  The company produces and/or markets widely used proprietary aircraft bearings and components; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; aerostructure engineering design analysis and FAA certification services; safe and arm solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; and support for the company’s SH-2G Super Seasprite maritime helicopters and K-MAX medium-to-heavy lift helicopters.  The company is a leading distributor of industrial parts, and operates more than 200 customer service centers and five distribution centers across North America.  Kaman offers more than four million items including bearings, mechanical power transmission, electrical, material handling, motion control, fluid power, automation and MRO supplies to customers in virtually every industry.  Additionally, Kaman provides engineering, design and support for automation, electrical, linear, hydraulic and pneumatic systems as well as belting and rubber fabrication, customized mechanical services, hose assemblies, repair, fluid analysis and motor management.  More information is available at www.kaman.com.

“Kaman Reports 2011 First Quarter Results”
May 5, 2011

KAMAN CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Information
(In thousands except share and per share amounts)

	For the three months ended
	April 1, 2011	April 2, 1010
NET EARNINGS:
GAAP net earnings as reported	$13,586	$1,726

Non-recurring benefit associated with the death of a former executive, net of tax	(1,907)	-

Non-GAAP adjusted net earnings	$11,679	$1,726

GAAP earnings per common share - diluted	$0.52	$0.07

Non-recurring benefit associated with the death of a former executive	(0.07)	-

Non-GAAP adjusted net earnings per common share – diluted	$0.45	$0.07

Weighted average shares outstanding (in thousands) - diluted	26,355	26,017

CORPORATE EXPENSE:
GAAP corporate expense, pre-tax	$9,087	$10,528

Non-recurring benefit associated with the death of a former executive, pre-tax	2,368	-

Non-GAAP adjusted corporate expense, pre-tax	$11,455	$10,528

Non-GAAP Measures Disclosure
Management believes that the non-GAAP (Generally Accepted Accounting Principles) measures indicated by an asterisk (*) used in this release or in other disclosures provide investors with important perspectives into the Company’s ongoing business performance.  The Company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures.  Other companies may define the measures differently.  We define the non-GAAP measures used in this report and other disclosures, as follows:

Organic Sales per Sales Day – Organic sales per sales day is defined as GAAP “Net sales of the Industrial Distribution segment” less sales derived from current year acquisitions, divided by the number of sales days in the period. Sales days are essentially business days that the Company’s branch locations are open for business and exclude weekends and holidays.  Sales days are provided as part of this release.  Management believes sales per sales day provides investors with an important perspective on how net sales may be impacted by the number of days the segment is open for business.

“Kaman Reports 2011 First Quarter Results”
May 5, 2011

Management uses sales per sales day as a measurement to compare periods in which the number of sales days differs.  The following table illustrates the calculation of sales per sales day using “Net sales: Industrial Distribution” from the “Segment Information” footnote in the “Notes to Condensed Consolidated Financial Statements” from the Company’s Form 10-Q filed with the SEC on May 5, 2011 (in thousands, except days):

	For the three months ended
	April 1, 2011	December 31, 2010	October 1, 2010	July 2, 2010	April 2, 2010

Net sales	$238,870	$218,687	$223,127	$210,924	$179,259
Acquisition related sales	37,622	34,253	35,254	26,729	-
Organic Sales	$201,248	$184,434	$187,873	$184,195	$179,259

Sales days	65	60	63	64	65
Organic sales per day (a)	$3,096	$3,074	$2,982	$2,878	$2,758
% change - sequential	0.7%	3.1%	3.6%	4.4%	10.5%

 (a) Organic sales per sales day is a metric management uses to evaluate performance trends at its Industrial Distribution segment and is calculated by taking total organic sales for the quarter divided by the number of sales days during the quarter. See Management’s Discussion and Analysis of Financial Condition and Results of Operations - Non-GAAP Financial Measures.

Free Cash Flow – Free cash flow is defined as GAAP “Net cash provided by (used in) operating activities” less “Expenditures for property, plant & equipment.”  Management believes free cash flow provides investors with an important perspective on the cash available for dividends to shareholders, debt repayment, and acquisitions after making capital investments required to support ongoing business operations and long-term value creation.  Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt.

Management uses free cash flow internally to assess both business performance and overall liquidity.  The following table illustrates the calculation of free cash flow using “Net cash provided by (used in) operating activities” and “Expenditures for property, plant & equipment” GAAP measures from the cash flow statement on page 9 (in thousands):

For the Three Months Ended
April 1, 2011
Net cash provided by (used in) operating activities	$(13,961)
Expenditures for property, plant & equipment	(7,218)
Free Cash Flow	$(21,179)

“Kaman Reports 2011 First Quarter Results”
May 5, 2011

Debt to Capitalization Ratio – Debt to capitalization ratio is calculated by dividing debt by capitalization.  Debt is defined as GAAP “Notes payable” plus “Current portion of long-term debt” plus “Long-term debt, excluding current portion.”  Capitalization is defined as Debt plus GAAP “Total shareholders’ equity.”  Management believes that debt to capitalization is a measurement of financial leverage and provides investors with an insight into the financial structure of the Company and its financial strength.  The following table illustrates the calculation of debt to capitalization using GAAP measures from the balance sheets on page 8 (in thousands):

	April 1, 2011	December 31, 2010
Notes payable	$2,546	$2,980
Current portion of long-term debt	5,000	5,000
Long-term debt, excluding current portion	145,398	140,443
Debt	152,944	148,423
Total shareholders’ equity	380,294	362,670
Capitalization	$533,238	$511,093
Debt to capitalization	28.7%	29.0%

Forward-Looking Statements

This release contains forward-looking information relating to the company's business and prospects, including the Aerospace and Industrial Distribution businesses, operating cash flow, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Those uncertainties include, but are not limited to: 1) the successful conclusion of competitions for government programs and thereafter contract negotiations with government authorities, both foreign and domestic; 2) political conditions in countries where the company does or intends to do business; 3) standard government contract provisions permitting renegotiation of terms and termination for the convenience of the government; 4) satisfactory conclusion to government inquiries or investigations regarding government programs; 5) domestic and foreign economic and competitive conditions in markets served by the company, particularly the defense, commercial aviation and industrial production markets; 6) risks associated with successful implementation and ramp up of significant new programs; 7) potential difficulties associated with variable acceptance test results, given sensitive production materials and extreme test parameters; 8) management's success in increasing the volume of profitable work at the Wichita facility; 9) successful resale of the SH-2G(I) aircraft, equipment and spare parts; 10) receipt and successful execution of production orders for the JPF U.S. government contract, including the exercise of all contract options and receipt of orders from allied militaries, as all have been assumed in connection with goodwill impairment evaluations; 11) satisfactory resolution of the company’s litigation relating to the FMU-143 program; 12) continued support of the existing K-MAX® helicopter fleet, including sale of existing K-MAX® spare parts inventory; 13) cost estimates associated with environmental remediation activities at the Bloomfield, Moosup and New Hartford, CT facilities and our U.K. facilities; 14) profitable integration of acquired businesses into the company's operations; 15) changes in supplier sales or vendor incentive policies; 16) the effects of price increases or decreases; 17) the effects of pension regulations, pension plan assumptions and future contributions; 18) future levels of indebtedness and capital expenditures; 19) continued availability of raw materials and other commodities in adequate supplies and the effect of increased costs for such items; 20) the effects of currency exchange rates and foreign competition on future operations; 21) changes in laws and regulations, taxes, interest rates, inflation rates and general business conditions; 22) future repurchases and/or issuances of common stock; and 23) other risks and uncertainties set forth in the company's annual, quarterly and current reports, proxy statements and other filings with the SEC. Any forward-looking information provided in this release should be considered with these factors in mind. The company assumes no obligation to update any forward-looking statements contained in this release.

###
Contact: Eric Remington
V.P., Investor Relations
(860) 243-6334
Eric.Remington@kaman.com

“Kaman Reports 2011 First Quarter Results”
May 5, 2011

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands except per share amounts) (Unaudited)

	For the Three Months Ended
	April 1, 2011	April 2, 2010

Net sales	$377,823	$276,772
Cost of sales	273,545	204,017
Gross Profit	104,278	72,755

Selling, general and administrative expenses	80,694	68,838
Net (gain)/loss on sale of assets	2	(576)
Operating income	23,582	4,493
Interest expense, net	3,070	2,054
Other (income) expense, net	(389)	(216)

Earnings before income taxes	20,901	2,655
Income tax expense	7,315	929
Net earnings	$13,586	$1,726

Net earnings per share:
Basic net earnings per share	$0.52	$0.07
Diluted net earnings per share	$0.52	$0.07

Average shares outstanding:
Basic	26,126	25,829
Diluted	26,355	26,017

Dividends declared per share	$0.14	$0.14

“Kaman Reports 2011 First Quarter Results”
May 5, 2011

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands except share amounts) (Unaudited)

	April 1, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$15,680	$32,232
Accounts receivable, net	194,102	173,620
Inventories	320,781	316,899
Deferred income taxes	25,228	26,357
Income tax receivable	-	2,420
Other current assets	24,985	33,425
Total current assets	580,776	584,953
Property, plant and equipment, net of accumulated depreciation of $133,790 and $130,685, respectively	93,886	89,719
Goodwill	116,913	114,818
Other intangibles assets, net	49,049	49,428
Deferred income taxes	34,517	33,740
Other assets	18,660	23,099
Total assets	$893,801	$895,757

Liabilities and Shareholders’ Equity
Current liabilities:
Notes payable	$2,546	$2,980
Current portion of long-term debt	5,000	5,000
Accounts payable – trade	100,211	95,416
Accrued salaries and wages	24,726	31,730
Current portion of amount due to Commonwealth of Australia	6,646	24,399
Other accruals and payables	67,605	61,676
Income taxes payable	4,639	644
Total current liabilities	211,373	221,845
Long-term debt, excluding current portion	145,398	140,443
Deferred income taxes	7,699	7,556
Underfunded pension	90,499	98,624
Due to Commonwealth of Australia, excluding current portion	6,646	13,102
Other long-term liabilities	51,892	51,517
Commitments and contingencies
Shareholders' equity:
Capital stock, $1 par value per share:
Preferred stock, 200,000 shares authorized; none outstanding	-	-
Common stock, 50,000,000 shares authorized, voting, 26,273,026 and 26,091,067 shares issued, respectively	26,273	26,091
Additional paid-in capital	100,450	97,903
Retained earnings	335,765	325,844
Accumulated other comprehensive income (loss)	(80,847)	(86,300)
Less 81,336 and 64,949 shares of common stock, respectively,
held in treasury, at cost	(1,347)	(868)
Total shareholders’ equity	380,294	362,670
Total liabilities and shareholders’ equity	$893,801	$895,757

“Kaman Reports 2011 First Quarter Results”
May 5, 2011

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands) (Unaudited)

	For the Three Months Ended
	April 1, 2011	April 2, 2010
Cash flows from operating activities:
Net earnings	$13,586	$1,726
Adjustments to reconcile net earnings to
net cash provided by (used in) operating activities
Depreciation and amortization	5,299	4,478
Accretion of convertible notes discount	405	-
Change in allowance for doubtful accounts	137	(206)
Net (gain) loss on sale of assets	2	(576)
(Gain) on due to Commonwealth of Australia, net of gain (loss) on derivative instruments	(165)	(104)
Stock compensation expense	1,785	1,389
Excess tax expense (benefit) from share-based compensation arrangements	(205)	(131)
Deferred income taxes	(498)	(1,837)
Changes in assets and liabilities, excluding effects of acquisitions/divestures:
Accounts receivable	(19,748)	(9,224)
Inventories	(2,976)	(14,997)
Income tax receivable	2,420	-
Other current assets	10,609	341
Accounts payable	2,876	4,648
Accrued contract losses	(219)	144
Advances on contracts	8,652	(209)
Accrued expenses and payables	(29,985)	(1,974)
Income taxes payable	3,966	(2,243)
Pension liabilities	(9,487)	4,058
Other long-term liabilities	(415)	1,375
Net cash provided by (used in) operating activities	(13,961)	(13,342)

Cash flows from investing activities:
Proceeds from sale of assets	57	1,056
Expenditures for property, plant & equipment	(7,218)	(3,579)
Acquisition of businesses including earn out adjustment, net of cash received	(530)	(3,989)
Other, net	2,224	(412)
Cash provided by (used in) investing activities	(5,467)	(6,924)

Cash flows from financing activities:
Net borrowings (repayments) under revolving credit agreements	5,713	26,106
Debt repayment	(1,250)	(1,250)
Net change in book overdraft	1,492	(438)
Proceeds from exercise of employee stock plans	1,073	988
Dividends paid	(3,857)	(3,819)
Debt issuance costs	(30)	(43)
Windfall tax (expense) benefit	205	131
Other	(892)	(309)
Cash provided by (used in) financing activities	2,454	21,366

Net increase (decrease) in cash and cash equivalents	(16,974)	1,100
Effect of exchange rate changes on cash and cash equivalents	422	(761)
Cash and cash equivalents at beginning of period	32,232	18,007
Cash and cash equivalents at end of period	$15,680	$18,346